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EXHIBIT 99.1

         Las Vegas, Nevada (May 2, 2002) Sierra Pacific Resources, whose electric utility subsidiaries provide power to much of Nevada and the Lake Tahoe area of California, announced today that Enron Power Marketing Inc. will end power deliveries to Sierra Pacific's two electric utilities effective May 7.

         Sierra Pacific said it was informed by Enron that Enron is taking the action in line with its recently announced new business configuration that does not include arrangements such as its existing contracts with Sierra Pacific's utilities. Enron also indicated that it had exercised what it believes to be its contractual right to end deliveries because of the recent change in the credit ratings of Sierra Pacific's utilities.

         "We are working to replace those supplies as needed to ensure our business and residential customers that their electric service will be uninterrupted," said Sierra Pacific Resources Chairman and CEO Walt Higgins.

         The Enron contracts covered approximately 10% of purchased power supplies for the combined utilities for the remainder of the year.

         Sierra Pacific's potential liability for the Enron contracts remains unchanged. Enron has asserted a claim of approximately $305 million, but that amount is subject to the Company's pending complaint proceeding at the Federal Energy Regulatory Commission (FERC) challenging the contract prices and to other defenses, which the utilities intend to pursue.

         Mr. Higgins also announced that Nevada Power has approached its other power suppliers to obtain extended payment terms that will help the Company overcome short-term liquidity problems created when the Public Utilities Commission of Nevada disallowed $437 million of a rate adjustment needed to reimburse Nevada Power for costs it incurred purchasing power during last year's energy crisis.

         Sierra Pacific also has requested that the FERC appoint an administrative law judge to preside over settlement discussions regarding its existing power-supply contracts. Those discussions relate to the Company's pending complaint proceedings at the FERC under Section 206 of the Federal Power Act regarding the appropriate market-rate pricing of those supply contracts.

         Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
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         This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations.